                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                      Affiliated Managers Group, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                        AFFILIATED MANAGERS GROUP, INC.

                      TWO INTERNATIONAL PLACE, 23RD FLOOR
                          BOSTON, MASSACHUSETTS 02110
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1998
                            ------------------------

NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Affiliated Managers Group, Inc. ("AMG" or the "Company") will be held on Wednesday, May 20, 1998 at 10:00 a.m. Boston time at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, 53 State Street, Boston, Massachusetts 02109 for the following purposes:

        1. To elect six directors of the Company to serve until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

        2. To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

    The Board of Directors has fixed the close of business on March 30, 1998 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on that date will be entitled to notice of the Annual Meeting. Only stockholders of record of voting Common Stock at the close of business on that date will be entitled to vote at the Annual Meeting and at any adjournments or postponements thereof.

    You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                          By Order of the Board of Directors

                                          Nathaniel Dalton

                                          SECRETARY

Boston, Massachusetts

April 15, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ARE A STOCKHOLDER OF RECORD AND YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                        AFFILIATED MANAGERS GROUP, INC.

                      TWO INTERNATIONAL PLACE, 23RD FLOOR
                          BOSTON, MASSACHUSETTS 02110
                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                    FOR 1998 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1998

                                                                  April 15, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Affiliated Managers Group, Inc. ("AMG" or the "Company") for use at the 1998 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 20, 1998, and at any adjournments or postponements thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon the election of six directors of the Company and to act upon any other matters properly brought before them.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 15, 1998. The Board of Directors has fixed the close of business on March 30, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of the Annual Meeting. Only stockholders of record of voting Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Holders of Common Stock outstanding and entitled to vote as of the close of business on the Record Date will be entitled to one vote for each share held by them. As of the Record Date, there were 15,066,817 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

    The presence, in person or by proxy, of holders of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Both abstentions and broker non-votes (as defined below) will be counted as present in determining the presence of a quorum. A plurality of votes cast shall be sufficient for the election of directors. Abstentions and broker non-votes will be disregarded in determining the "votes cast" for purposes of electing directors and will not affect the election of the candidates receiving a plurality of votes. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR OF THE COMPANY NAMED IN THIS PROXY STATEMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THE ELECTION OF DIRECTORS WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above; by filing a duly executed proxy bearing a later date; or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has previously been given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

    The Company's 1997 Annual Report, including audited financial statements for the fiscal year ended December 31, 1997, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation materials.

                       PROPOSAL 1: ELECTION OF DIRECTORS

INTRODUCTION

    The Board of Directors of the Company currently consists of seven members. At the Annual Meeting, six directors will be elected to serve until the 1999 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board of Directors has nominated William J. Nutt, Richard E. Floor, P. Andrews McLane, John M. B. O'Connor, W. W. Walker, Jr. and William F. Weld (the "Nominees") to serve as directors. Roger B. Kafker also has been serving as a director but has requested not to be nominated for re-election at the Annual Meeting. Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Amended and Restated By-laws (the "By-laws"). See "Other Matters--Stockholder Proposals" for a summary of these requirements.

RECOMMENDATION

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES.

INFORMATION REGARDING THE DIRECTORS/NOMINEES

    The names, ages and a description of the business experience, principal occupation and past employment during at least the last five years of each of the Nominees are set forth below.

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
William J. Nutt(2)......................................................................          53
Richard E. Floor(1).....................................................................          57
P. Andrews McLane(2)(3).................................................................          50
John M. B. O'Connor(2)(3)...............................................................          43
W. W. Walker, Jr.(1)(3).................................................................          50
William F. Weld.........................................................................          52

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Messrs. McLane, O'Connor and Walker were elected as directors in accordance with the terms of a certain Amended and Restated Stockholders' Agreement dated as of October 9, 1997 (the "Stockholders' Agreement") among the Company and certain of the Company's stockholders. The provisions of the Stockholders' Agreement relating to director elections were terminated upon consummation of the Company's initial public offering (the "IPO") in November 1997. See "Certain Transactions."

    WILLIAM J. NUTT founded the Company in December 1993 and has served as its President, Chief Executive Officer and Chairman of the Board of Directors since that time. Mr. Nutt began his career at the law firm of Ballard, Spahr, Andrews & Ingersoll in Philadelphia, where he was a Partner prior to joining The Boston Company in 1982. As Senior Executive Vice President of that firm, Mr. Nutt built The Boston Company's mutual fund administration, distribution and custody business serving over 45 fund sponsors with assets of $119.0 billion. In 1989, he became President, assuming overall responsibility for The Boston Company's $36.0 billion institutional money management business, its $190.0 billion master trustee and custodian business, and the personal banking and trust business of the Boston Safe Deposit and Trust Company. Mr. Nutt received a J.D. from the University of Pennsylvania and a B.A. from Grove City College. From 1991 to 1994, Mr. Nutt served on the Executive Committee of the Board of Governors of the Investment Company Institute.

    RICHARD E. FLOOR has been a director of the Company since its formation. A professional corporation of which Mr. Floor is the sole stockholder is and has been a senior partner at the law firm of Goodwin, Procter & Hoar LLP or its predecessor since 1975. Mr. Floor is also a director of Town & Country Corporation, a jewelry manufacturer, and New America High Income Fund, a closed-end investment company.

    P. ANDREWS MCLANE has been a director of the Company since its formation. He has been associated with TA Associates, Inc. or its predecessors since 1979, where he is Senior Managing Director and a member of the firm's Executive Committee. Mr. McLane leads TA Associates' investment activities in the asset management industry. Mr. McLane is also a director of Altamira Management Ltd, an investment management firm based in Toronto, Canada, and Allegis Realty Investors, LLC, a real estate investment management firm.

    JOHN M. B. O'CONNOR has been a director of the Company since October 1997. Mr. O'Connor is a General Partner of Chase Capital Partners, which he joined in May 1995. Mr. O'Connor has been employed by Chase Manhattan Corporation or its predecessors since 1987 in a variety of senior investment banking positions including management of Corporate Securities Sales, Trading and Research. Mr. O'Connor is also a director of United States Corrections Corporation, a correctional services company, and Hamilton Services Limited, a technology and insurance services provider to insurance and reinsurance companies.

    W. W. WALKER, JR. has been a director of the Company since April 1997. Since 1972, Mr. Walker has been employed by NationsBank, N.A. or its predecessor, where he has held positions in various departments including corporate banking, private placements, syndications and project finance. Mr. Walker founded NationsBank Capital Investors in 1993 and is presently Senior Managing Director of that group.

    WILLIAM F. WELD has been a director of the Company since December 1997. Mr. Weld is a Partner in the law firm of McDermott, Will & Emery. From 1991 to 1997, Mr. Weld served as the Governor of Massachusetts. His prior experience includes two years as Assistant U.S. Attorney General, Criminal Division, and five years as the United States Attorney for Massachusetts. Mr. Weld has also previously been engaged in the private practice of law at Hill & Barlow and Hale and Dorr.

    During 1997, the Board of Directors met 7 times. During 1997, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which such director served on the Board of Directors) and (ii) the total number of meetings of all committees of the Board of Directors on which such director served (during the periods for which such director served on such committee or committees).

    The Board of Directors has established an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's operating results, considers the adequacy of internal accounting procedures and considers the effect of such procedures on the accountants' independence. The Audit Committee currently consists of Messrs. Floor, Kafker and Walker. The Board of Directors expects to nominate Mr. Weld to the Audit Committee to replace Mr. Kafker following the Annual Meeting. The Audit Committee did not meet during 1997. The Compensation Committee, which currently consists of Messrs. Nutt, McLane and O'Connor, reviews and recommends the compensation arrangements for all directors and officers, except that Mr. Nutt does not participate in the recommendation of his compensation arrangements. The Compensation Committee met 6 times during 1997. The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee.

COMPENSATION OF DIRECTORS

    Directors of the Company who are also employees receive no additional compensation for their service as directors. Messrs. Floor and Weld each receive an annual fee of $16,000 for their services as a director. In addition, Messrs. Floor and Weld each receive $2,000 for each Board of Directors' meeting personally attended and $1,000 for each Board of Directors' meeting attended via tele-conference. Non-employee directors are also eligible to receive options to purchase shares of Common Stock under the Affiliated Managers Group, Inc. 1997 Stock Option and Incentive Plan (the "Plan"). On December 11, 1997, in connection with his appointment to the Board of Directors, Mr. Weld was granted options to purchase up to 10,000 shares of Common Stock at an exercise price of $24.94 per share under the Plan, which options vest in quarterly 625 share installments commencing on April 1, 1998.

    All directors of the Company are reimbursed for travel expenses incurred in attending meetings of the Board of Directors and its committees.

INFORMATION REGARDING EXECUTIVE OFFICERS

    The names, ages and positions of each of the executive officers of the Company, as well as a description of their business experience and past employment, are as set forth below:

NAME                                      AGE      POSITION
------------------------------------      ---      -------------------------------------------------

William J. Nutt.....................          53   President, Chief Executive Officer and Chairman
                                                   of the Board of Directors
Sean M. Healey......................          36   Executive Vice President
Levon Chertavian, Jr................          38   Senior Vice President, Affiliate Support
Nathaniel Dalton....................          31   Senior Vice President, General Counsel and
                                                   Secretary
Brian J. Girvan.....................          42   Senior Vice President, Chief Financial Officer
                                                   and Treasurer
Seth W. Brennan.....................          27   Vice President
Jeffrey S. Murphy...................          31   Vice President

    For Mr. Nutt's biographical information, see "--Information Regarding the Directors/Nominees."

    SEAN M. HEALEY joined the Company as its Executive Vice President in 1995. Prior to joining AMG, Mr. Healey was a Vice President in the Mergers and Acquisitions Department at Goldman, Sachs & Co. focusing on financial institutions. In eight years at Goldman Sachs, Mr. Healey had substantial experience advising clients and executing transactions in the investment management and related industries. Mr. Healey received a J.D. from Harvard Law School, an M.A. from University College, Dublin and an A.B. from Harvard College.

    LEVON CHERTAVIAN, JR. joined the Company as Senior Vice President, Affiliate Support in 1995. Mr. Chertavian was formerly President of USAffinity Advisers, the mutual fund operation of TransNational Group. Prior to TransNational Group, Mr. Chertavian held positions with Bain & Company, Fidelity Investments, Bankers Trust Company and Equitable Life. Mr. Chertavian received an M.B.A. from the Harvard Business School and a B.A. from Bowdoin College.

    NATHANIEL DALTON joined the Company as a Senior Vice President and General Counsel in 1996. Prior to joining AMG, Mr. Dalton was an attorney at Goodwin, Procter & Hoar LLP, focusing on mergers and acquisitions, including those in the asset management industry. Mr. Dalton received a J.D. from Boston University School of Law and a B.A. from the University of Pennsylvania.

    BRIAN J. GIRVAN joined the Company as a Senior Vice President and Chief Financial Officer in 1997. Mr. Girvan was formerly Chief Financial Officer of Fidelity Investments Institutional Services. Prior to that, Mr. Girvan served in various roles including Chief Financial Officer at PIMCO Advisors L.P. and Thomson Advisory Group L.P. Before joining Thomson Advisory Group, Mr. Girvan was a Vice President at Thomson McKinnon Securities and was an auditor with Coopers & Lybrand. Mr. Girvan received a B.S. (B.B.A.) from Manhattan College and is a member of the American Institute of Certified Public Accountants.

    SETH W. BRENNAN joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Brennan was a Financial Analyst in the Global Insurance Investment Banking Group at Morgan Stanley & Co. Incorporated. Before joining Morgan Stanley, Mr. Brennan was a Financial Analyst in the Financial Institutions Group at Wasserstein, Perella & Co. Mr. Brennan received a B.A. from Hamilton College.

    JEFFREY S. MURPHY joined the Company as an Assistant Vice President in 1995, and became a Vice President in 1996. Prior to joining AMG, Mr. Murphy was a Financial Analyst at United Asset Management Corporation, and prior to that, Mr. Murphy was the Assistant Controller of TA Associates, Inc. Mr. Murphy received a B.S. in Business Administration from Northeastern University.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth information concerning the cash compensation earned during the indicated periods by the Company's Chief Executive Officer and the Company's four (4) other most highly compensated executive officers whose total salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                   ANNUAL         COMPENSATION
                                                                COMPENSATION         AWARDS
                                                            --------------------  -------------    ALL OTHER
                                                             SALARY      BONUS       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                        YEAR         $          $            #              $
-----------------------------------------------  ---------  ---------  ---------  -------------  -------------
William J. Nutt................................       1997    379,140    435,000      205,000         28,250(1)
  Chairman, President and Chief Executive             1996    345,350    315,000           --         26,750(2)
  Officer
Sean M. Healey.................................       1997    301,920    350,000      195,000         28,250(1)
  Executive Vice President                            1996    270,460    277,500           --         26,750(2)
Levon Chertavian, Jr...........................       1997    176,209    140,000       40,000         26,313(1)
  Senior Vice President                               1996    159,227    116,667           --         24,813(2)
Nathaniel Dalton...............................       1997    176,371    190,000       72,500         26,313(1)
  Senior Vice President                               1996(3)    98,498   100,000          --         17,068(2)
Brian J. Girvan................................       1997(4)   161,315   165,000      57,500         25,281(1)
  Senior Vice President

------------------------

(1) Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $24,000 on behalf of each of the Named Executive Officers; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of the Named Executive Officers in the amount of $4,250 on behalf of each of Messrs. Nutt and Healey, $2,313 on behalf of each of Messrs. Chertavian and Dalton and $1,281 on behalf of Mr. Girvan.

(2) Includes (i) contributions by the Company under its 401(k) Profit Sharing Plan in the amount of $22,500 on behalf of each of Messrs. Nutt, Healey and Chertavian and $14,755 on behalf of Mr. Dalton; and (ii) the dollar value of insurance premiums paid by the Company with respect to term life and long term disability insurance policies for the benefit of Messrs. Nutt, Healey, Chertavian and Dalton in the amount of $4,250 on behalf of each of Messrs. Nutt and Healey and $2,313 on behalf of each of Messrs. Chertavian and Dalton.

(3) Mr. Dalton's employment with the Company commenced in May 1996.

(4) Mr. Girvan's employment with the Company commenced in February 1997.

    OPTION GRANTS. The following table sets forth the option grants made during 1997 to the Named Executive Officers.

                             OPTION GRANTS IN 1997
                               INDIVIDUAL GRANTS

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                 NUMBER OF     PERCENT OF                                    ANNUAL RATES OF
                                SECURITIES    TOTAL OPTIONS                                    STOCK PRICE
                                UNDERLYING     GRANTED TO                                      APPRECIATION
                                  OPTIONS       EMPLOYEES     EXERCISE OR                   FOR OPTION TERM(1)
                                  GRANTED       IN FISCAL     BASE PRICE   EXPIRATION   --------------------------
                                     #            YEAR         ($/SHARE)      DATE         5% ($)       10% ($)
                                -----------  ---------------  -----------  -----------  ------------  ------------
William J. Nutt...............      25,000(2)          3.7%    $    9.10      5/31/07   $    143,074  $    362,576
                                   180,000(3)         26.4%    $   23.50     11/26/07   $  2,660,224  $  6,741,531
Sean M. Healey................      25,000(2)          3.7%    $    9.10      5/31/07   $    143,074  $    362,576
                                   170,000(3)         25.0%    $   23.50     11/26/07   $  2,512,434  $  6,367,001
Levon Chertavian, Jr..........      10,000(2)          1.5%    $    9.10      5/31/07   $     57,229  $    145,031
                                    30,000(3)          4.4%    $   23.50     11/26/07   $    443,371  $  1,123,588
Nathaniel Dalton..............      15,000(2)          2.2%    $    9.10      5/31/07   $     85,844  $    217,546
                                    57,500(3)          8.4%    $   23.50     11/26/07   $    849,794  $  2,153,545
Brian J. Girvan...............      57,500(3)          8.4%    $   23.50     11/26/07   $    849,794  $  2,153,545

------------------------

(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based upon assumed rates of stock appreciation set by the Securities and Exchange Commission (the "SEC") of five percent and ten percent compounded annually from the date the respective options were granted. Actual gains, if any, are dependent on the performance of the Common Stock. There can be no assurance that the amounts reflected will be achieved.

(2) Each of these options became exercisable with respect to 5/36ths of the total option amount on May 31, 1997, the date of grant, and thereafter becomes exercisable in equal monthly installments of 1/36th of the total option amount.

(3) Each of these options becomes exercisable over seven years, with 15% becoming exercisable on each of the first six anniversaries of the date of grant and 10% becoming exercisable on the seventh anniversary of the date of grant. The exercisability of these options will be accelerated upon a change in control of the Company and upon the achievement with respect to any future calendar quarter of a level of pro forma earnings after interest and income taxes but before depreciation, amortization and extraordinary items ("EBITDA as adjusted") per share which, on a comparable basis, equals or exceeds 2.44 times adjusted pro forma EBITDA as adjusted per share for the quarter ended September 30, 1997.

    YEAR-END OPTION HOLDINGS. The following table sets forth the value of options held at the end of 1997 by the Named Executive Officers. None of the Named Executive Officers exercised any options during 1997.

                          1997 YEAR-END OPTION VALUES

                                               NUMBER OF                   VALUE OF
                                         SECURITIES UNDERLYING            UNEXERCISED
                                          UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                            AT YEAR-END (#)             AT YEAR-END ($)
                                             EXERCISABLE /               EXERCISABLE /
                                             UNEXERCISABLE             UNEXERCISABLE(1)
                                        ------------------------  ---------------------------
William J. Nutt.......................        8,333/ 196,667           $165,827/ $1,321,673
Sean M. Healey........................        8,333/ 186,667           $165,827/ $1,266,673
Levon Chertavian, Jr..................        3,333/ 36,667             $66,327/ $297,673
Nathaniel Dalton......................        5,000/ 67,500             $99,500/ $515,250
Brian J. Girvan.......................            0/ 57,500                  $0/ $316,250

------------------------
(1) Based on $29.00 per share, the closing price of the Common Stock on the New York Stock Exchange on December 31, 1997.

STOCK PERFORMANCE GRAPH

    The following graph provides a comparison of cumulative total stockholder return for the period from November 21, 1997 (the date on which the Common Stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and publicly traded) through December 31, 1997, among the Company, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and an asset management industry composite index constructed by the Company (the "Peer Group Index"). The Peer Group Index includes Atalanta/Sosnoff Capital Corp., Eaton Vance Corp., Franklin Resources, Inc., Liberty Financial Companies, Inc., Phoenix Duff & Phelps Corporation, The Pioneer Group, Inc., T. Rowe Price Associates and United Asset Management Corporation. The Stock Performance Graph assumes an investment of $100 in each of the Company and the two indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN FOR THE PERIOD FROM NOVEMBER 21, 1997 TO DECEMBER 31,
                               1997

                                                                                      Total Return   Total Return   Total Return

                                                                                      November 21,   November 21,   November 21,

                                                                          Beginning         1997 -         1997 -         1997 -

                                                                       November 21,   November 30,   December 15,   December 31,

                                                                               1997           1997           1997           1997

AMG                                                                           100.0          106.4          105.9          123.4

Peer Group                                                                    100.0           97.9          100.5           95.5

S&P 500                                                                       100.0           99.2          100.1          100.9

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors consists of Mr. Nutt, the President, Chief Executive Officer and Chairman of the Board of Directors of the Company, Mr. McLane and Mr. O'Connor. The Compensation Committee is responsible for overseeing the Company's general compensation policies and establishing and reviewing the compensation plans applicable to the Company's executive officers. The Compensation Committee's responsibilities include administering the Company's stock option and incentive plans, although its actions with respect to such plans are subject to the approval of the full Board of Directors.

    The Compensation Committee structures its policies and programs to further the Company's basic philosophy that executive compensation should be closely aligned with increases in stockholder value. In so doing, the Compensation Committee closely monitors the allocation of the Company's executives' compensation among salary, bonus and stock option grants so as to maintain an appropriate balance between annual and performance-based compensation and to create the optimum level of incentives for such executives to manage the Company's affairs with the goal of increasing value to stockholders.

    In determining annual compensation levels for the Company's executive officers, the Compensation Committee considers the Company's size and rate of growth, performance as measured by the Company's earnings after interest expense and income taxes but before depreciation and amortization and extraordinary items ("EBITDA as adjusted") per share, earnings per share and assets under management. The Compensation Committee also reviews the amounts of annual compensation being paid to executive officers of other companies in the industry, including those comprising the Peer Group Index set forth on page 8. Based on such reviews, the Compensation Committee believes that the annual compensation opportunities provided to its executive officers (including Mr.
Nutt) are within the range of annual compensation opportunities offered by comparable companies.

    In determining the performance-based compensation levels for the Company's executive officers, the Compensation Committee considers, in addition to those factors listed above, the performance of the applicable executive and the role and level of responsibility such executive has assumed in the Company's performance as a whole, the particular executive's importance to the future growth of the Company, and the success of the particular executive individually and collectively with the other members of the management team in achieving short-term and long-term goals.

    In determining the annual and performance-based compensation levels for Mr. Nutt, the Company's President, Chief Executive Officer and Chairman of the Board of Directors, the Compensation Committee, without Mr. Nutt's participation, applies the same principles and methods applied to other executive officers and recommends compensation levels to the full Board of Directors.

    The Compensation Committee and the Board of Directors as a whole considers EBITDA as adjusted per share to be a particularly important basis for measuring the value of the Company to its stockholders, and thus the Compensation Committee places significant emphasis on EBITDA as adjusted per share in making its compensation decisions. The Compensation Committee and the Board of Directors believe that EBITDA as adjusted per share is a useful indicator of funds available to the Company which may be used to make investments in new affiliates, repay indebtedness, repurchase shares of Common Stock or pay dividends on Common Stock.

    As set forth above under "Executive Compensation--Option Grants," the Board of Directors granted stock options to Mr. Nutt and the other executive officers of the Company in 1997. The Board of Directors based the size of the option grants on the same factors considered in making performance-based compensation decisions, as described above.

    WILLIAM J. NUTT
    P. ANDREWS MCLANE
    JOHN M. B. O'CONNOR

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    The Company's executive compensation is determined by the Compensation Committee of the Board of Directors, which currently consists of Messrs. Nutt, McLane and O'Connor. Mr. Nutt serves as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Nutt does not participate in the consideration or recommendation of his own compensation arrangements. Prior to the IPO, the Compensation Committee consisted of Messrs. McLane and Floor, neither of whom was or is an employee of the Company.

                              CERTAIN TRANSACTIONS

    On December 24, 1997, the Company entered into a senior credit facility (the "New Credit Facility") with a syndicate of banks managed by The Chase Manhattan Bank, as Administrative Agent, and NationsBank, N.A., as Documentation Agent. In connection with entering into the New Credit Facility, the Company agreed to pay $396,250 in fees to The Chase Manhattan Bank and $200,000 in fees to NationsBank, N.A.

    In August 1997, the Company entered into a series of transactions in connection with its investment in Tweedy, Browne Company LLC, which included:

        (i) entering into a Preferred Stock and Warrant Purchase Agreement (the "Preferred Stock Purchase Agreement") with Chase Equity Associates, L.P. ("Chase Equity Associates") whereby on October 9, 1997, Chase Equity Associates invested $30 million in the Company and acquired 5,333 shares of Series C-2 Non-Voting Convertible Preferred Stock of the Company and warrants to purchase up to an additional 28,000 shares of Series C-2 Non-Voting Convertible Preferred Stock of the Company (convertible into 266,650 and 1,400,000 shares of Common Stock, respectively); and

        (ii) entering into a Securities Purchase Agreement (the "Securities Purchase Agreement") with Chase Equity Associates whereby on October 9, 1997, Chase Equity Associates invested $60 million in the Company and acquired senior subordinated notes of the Company (the "Subordinated Notes"). In addition, warrants to purchase Class B Common Stock (the "Class B Warrants") of the Company were issued into an escrow, to be issued to the holders of the Subordinated Notes if such Subordinated Notes were not paid on or prior to April 7, 1998.

    In connection with these transactions, on October 9, 1997, the Company entered into the Stockholders' Agreement with investment funds associated with TA Associates, Inc. ("TA Associates"), NationsBank Investment Corporation ("NationsBank"), Hartford Accident and Indemnity Company ("The Hartford"), Chase Equity Associates and certain members of senior management and their transferees (collectively, the "Investors").

    Pursuant to the terms of the Stockholders' Agreement, (i) each Investor and the holders of shares of Class B Common Stock after exercise of the Class B Warrants (the "Warrant Shareholders") received from the Investors holding shares of Class A Convertible Preferred Stock of the Company (the "Class A Investors"), and the Class A Investors granted to the other Investors and the Warrant Shareholders, rights (the "Class A Co-Sale Rights") to participate on a pro rata basis in certain resales of shares of Class A Convertible Preferred Stock (or Common Stock issuable upon conversion thereof), (ii) the Investors holding shares of Class B Preferred Stock of the Company (the "Class B Investors") and the Investors holding shares of Class C Preferred Stock of the Company (the "Class C Investors") agreed to certain restrictions on transfers of shares,
(iii) each Class B Investor and each Class C Investor granted to the Warrant Shareholders rights (the "Warrant Shareholder Co-Sale Rights") to participate on a pro-rata basis in certain resales of shares of capital stock, (iv) each Investor agreed to sell such Investor's shares of capital stock in the Company in certain circumstances if a majority-in-interest of the stockholders negotiated such a sale with an unaffiliated third party, (v) Chase Equity Associates granted to NationsBank a right (the

"Right of First Offer") to purchase its shares of capital stock and Class B Warrants in certain circumstances, (vi) each Investor and Warrant Shareholder received "piggy-back" registration rights, (vii) each Investor and Warrant Shareholder received demand registration rights, (viii) each Investor and Warrant Shareholder was granted participation rights with respect to certain future issuances of securities by the Company, and (ix) each Investor agreed to elect one individual nominated by the Class C Investors, one individual nominated by NationsBank and The Hartford, and two individuals nominated by TA Associates to the Board of Directors. Messrs. Kafker, McLane, O'Connor and Walker were elected as directors of the Company pursuant to the Stockholders' Agreement.

    Upon consummation of the IPO in November 1997, the provisions of the Stockholders' Agreement relating to the participation rights, the Class A Co-Sale Rights, the Warrant Shareholder Co-Sale Rights, the Right of First Offer, the restrictions on transfer of shares and the election of directors terminated in accordance with their terms. The Subordinated Notes were repaid in full in connection with the IPO and, as a result, the Class B Warrants terminated unexercised and the rights of the Warrant Shareholders under the Stockholders' Agreement were extinguished. In addition, all outstanding shares of all classes of preferred stock of the Company were converted into Common Stock upon consummation of the IPO.

    In connection with the transactions set forth above, the Company paid certain fees to Chase Equity Associates, including (i) a facility fee of $1.2 million, (ii) a commitment fee of approximately $45,000 and (iii) a take down fee of $1.2 million. Chase Equity Associates is a limited partnership whose sole limited partner is an affiliate of Chase Manhattan Corporation (the parent company of The Chase Manhattan Bank) and whose sole general partner has as its partners certain employees of The Chase Manhattan Bank (including John M.B. O'Connor, a director of the Company) and an affiliate of Chase Manhattan Corporation.

    In October 1997, the Company entered into a senior credit facility (the "Credit Facility") with a syndicate of banks managed by The Chase Manhattan Bank. In connection with entering into the Credit Facility, the Company paid Chase Securities Inc. an underwriting fee of $6.0 million. In addition, in connection with the Credit Facility, the Company agreed to pay The Chase Manhattan Bank an annual administrative agency fee of $75,000. The Company also paid The Chase Manhattan Bank a commitment fee of approximately $479,110 for the period from June 26, 1997 through December 24, 1997.

    In August 1995, the Skyline Funds, for which Skyline Asset Management, L.P. (one of the investment management firms ("Affiliates") in which the Company holds an interest) provides investment advisory services, retained Funds Distributor, Inc. as a distributor of shares in the Skyline Funds. Mr. Nutt is Chairman of Funds Distributor, Inc., and the Chairman and Chief Executive Officer and majority stockholder of its parent, Boston Institutional Group, Inc. During 1997, the Skyline Funds paid Funds Distributor, Inc. approximately $88,592.

    In December 1996, the Burridge Capital Development Fund, for which The Burridge Group LLC (another of the Company's Affiliates) provides investment advisory services, retained Funds Distributor, Inc. as a distributor of shares in the Burridge Capital Development Fund. During 1997, the Burridge Capital Development Fund paid Funds Distributor, Inc. approximately $75,162. This arrangement has been terminated by the parties and the Burridge Capital Development Fund will not pay any fees to Funds Distributor, Inc. in 1998.

    During 1997, the Company retained Goodwin, Procter & Hoar LLP for certain legal services. Richard E. Floor, a director of the Company, is the sole shareholder of Richard E. Floor, P.C., which is a partner in Goodwin, Procter & Hoar LLP.

    The Company believes that all of the transactions identified above were conducted on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                           CERTAIN BENEFICIAL OWNERS

    The following table sets forth as of March 13, 1998 certain information regarding the beneficial ownership of voting Common Stock by (i) each person or "group" (as that term is defined in Section 13(d)(3) of the Exchange Act) known by the Company to be the beneficial owner of more than 5% of the voting Common Stock, (ii) each executive officer of the Company, (iii) each director and Nominee and (iv) all directors and executive officers as a group (13 persons). Except as otherwise indicated, the Company believes, based on information furnished by such persons, that each person listed below has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws, where applicable.

                                                          NUMBER OF SHARES
                                                            BENEFICIALLY         PERCENT OF
NAME OF BENEFICIAL OWNER(1)                                     OWNED          COMMON STOCK(2)
--------------------------------------------------------  -----------------  -------------------
TA Associates Group.....................................       3,895,106(3)            25.9%
Chase Equity Associates, L.P............................       1,666,650(4)            10.0
NationsBank Corporation.................................       1,007,050(4)             6.3
William J. Nutt.........................................         544,365(5)             3.6
Sean M. Healey..........................................         251,991(6)             1.7
Levon Chertavian, Jr....................................          87,222(7)               *
Nathaniel Dalton........................................          57,083(8)               *
Brian J. Girvan.........................................          52,000(9)               *
Seth W. Brennan.........................................          23,403(10)              *
Jeffrey S. Murphy.......................................          14,261(11)              *
Richard E. Floor........................................          41,492                  *
P. Andrews McLane.......................................           5,972(12)              *
Roger B. Kafker.........................................           5,972(13)              *
W. W. Walker, Jr........................................              --                 --
John M. B. O'Connor.....................................       1,666,650(14)           10.0
William F. Weld.........................................             625(15)              *
All directors and executive officers as a group (13
  persons)..............................................       2,751,036(16)           16.4

------------------------

*   Less than 1%

(1) The address of the TA Associates Group is c/o TA Associates, Inc., High Street Tower, Suite 2500, 125 High Street, Boston, Massachusetts 02110-2720. The address of Chase Equity Associates, L.P. is 380 Madison Avenue, 12th Floor, New York, New York 10017. The address of NationsBanc Investment Corporation is c/o NationsBank Capital Investors, NationsBank Corporate Center, 10th Floor, 100 North Tryon Street, Charlotte, North Carolina 28255.

(2) In computing the number of shares of voting Common Stock beneficially owned by a person, shares of voting Common Stock subject to options and warrants held by that person that are currently exercisable or that become exercisable within 60 days of March 13, 1998 and shares of voting Common Stock issuable upon conversion of currently convertible securities or securities that could become convertible within 60 days of March 13, 1998 held by that person are deemed outstanding. For purposes of computing the percentage of outstanding shares of voting Common Stock beneficially owned by such person, such shares of stock subject to options or warrants or underlying convertible securities that are currently exercisable or convertible or that become exercisable or convertible within 60 days of March 13, 1998 are deemed to be outstanding for such person but are not deemed to be outstanding for purposes of computing the ownership percentage of any other person. As of March 13, 1998, a total of 17,747,921 shares of voting Common Stock were either outstanding or subject to options, warrants or other convertible securities that are exercisable or convertible or that will become exercisable or convertible within 60 days.

(3) Includes (i) 2,596,756 shares of Common Stock owned by Advent VII L.P., (ii) 533,956 shares of Common Stock owned by Advent Atlantic and Pacific II L.P.,
    (iii) 192,525 shares of Common Stock owned by Advent Industrial II L.P.,
    (iv) 259,691 shares of Common Stock owned by Advent New York L.P. and (v) 42,841 shares of Common Stock owned by TA Venture Investors Limited Partnership. The foregoing partnerships are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VII L.P. The general partner of each of Advent Industrial II L.P. and Advent New York L.P. is TA Associates VI L.P. The general partner of Advent Atlantic and Pacific II L.P. is TA Associates AAP II Partners L.P. The general partner of each of TA Associates VII L.P., TA Associates VI L.P. and TA Associates AAP II Partners L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all the shares of Common Stock held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors Limited Partnership; individually no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Messrs. McLane and Kafker, directors of the Company) comprise the general partners of TA Venture Investors Limited Partnership. In such capacity, Messrs. McLane and Kafker may be deemed to share voting and investment power with respect to the 42,841 shares of Common Stock held of record by TA Venture Investors Limited Partnership. Messrs. McLane and Kafker disclaim beneficial ownership of such shares, except in the case of Mr. McLane to the extent of 5,972 shares of which he holds a pecuniary interest and in the case of Mr. Kafker to the extent of 5,972 shares of which he holds a pecuniary interest. Also includes (i) 201,964 shares of Common Stock held by Chestnut III Limited Partnership and (ii) 67,373 shares of Common Stock held by Chestnut Capital International III L.P. TA Associates, Inc. indirectly has voting and investment power with respect to these shares pursuant to a proxy.

(4) The 1,666,650 shares beneficially owned by Chase Equity Associates, L.P. are shares of non-voting Class B Common Stock (the "Class B Stock"), convertible under certain circumstances into voting Common Stock. The 1,007,050 shares beneficially owned by NationsBank Corporation include (i) 970,150 shares of Class B Common Stock beneficially owned by NationsBanc Investment Corporation; (ii) 20,000 shares beneficially owned by NationsBank, N.A.; and
    (iii) 16,900 shares beneficially owned by Boatmen's Trust Company. NationsBank Corporation is a parent holding company of NB Holdings Corporation, which is a holding company of its subsidiaries NationsBanc Investment Corporation, NationsBank, N.A. and Boatmen's Trust Company. The information provided with respect to NationsBank Corporation is as of February 16, 1998 and is based solely on a Schedule 13G filed by this entity with the Company.

(5) Includes (i) 381,986 shares of restricted Common Stock, 376,163 of which have vested and 5,823 of which will vest in March 1999, and (ii) 11,805 shares of Common Stock subject to options exercisable within 60 days. Excludes (i) 193,195 shares subject to unvested options and (ii) 199,992 shares held by irrevocable trusts for the benefit of members of Mr. Nutt's immediate family of which Mr. Nutt is not a trustee, of which shares Mr. Nutt disclaims beneficial ownership.

(6) Includes (i) 235,000 shares of restricted Common Stock, 226,250 of which have vested and 8,750 of which will vest in March 1999, and (ii) 11,805 shares of Common Stock subject to options exercisable within 60 days. Excludes 183,195 shares subject to unvested options.

(7) Includes (i) 75,000 shares of restricted Common Stock, 56,250 of which have vested, 12,500 of which will vest in August 1998 and 6,250 of which will vest in March 1999, and (ii) 4,722 shares of Common Stock subject to options exercisable within 60 days. Excludes 35,278 shares subject to unvested options.

(8) Includes (i) 50,000 shares of restricted Common Stock, 25,000 of which have vested and 25,000 of which will vest in annual installments through May 1999, and (ii) 7,083 shares of Common Stock subject to options exercisable within 60 days. Excludes 65,417 shares subject to unvested options.

(9) Includes 50,000 shares of restricted Common Stock, 25,000 of which have vested and 25,000 of which will vest in equal annual installments through February 2000. Excludes 57,500 shares subject to unvested options.

(10) Includes (i) 17,500 shares of restricted Common Stock, 13,125 of which have vested and 4,375 of which will vest in March 1999, and (ii) 5,903 shares of Common Stock subject to options exercisable within 60 days. Excludes 56,597 shares subject to unvested options.

(11) Includes (i) 10,000 shares of restricted Common Stock, 7,500 of which have vested and 2,500 of which will vest in March 1999, and (ii) 2,361 shares of Common Stock subject to options exercisable within 60 days. Excludes 37,639 shares subject to unvested options.

(12) Represents 5,972 shares beneficially owned by Mr. McLane through TA Venture Investors Limited Partnership, all of which shares are included in the 3,895,106 shares described in footnote (3) above. Does not include any shares owned by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent Industrial II L.P., Advent New York L.P., Chestnut III Limited Partnership or Chestnut Capital International III L.P., of which shares Mr. McLane disclaims beneficial ownership.

(13) Represents 5,972 shares of Common Stock beneficially owned by Mr. Kafker through TA Venture Investors Limited Partnership, all of which shares are included in the 3,895,106 shares described in footnote (3) above. Does not include any shares owned by Advent VII L.P., Advent Atlantic and Pacific II L.P., Advent Industrial II L.P., Advent New York L.P., Chestnut III Limited Partnership or Chestnut Capital International III L.P., of which shares Mr. Kafker disclaims beneficial ownership.

(14) Represents 1,666,650 shares of non-voting Class B Common Stock beneficially owned by Chase Equity Associates, L.P., of which shares of Mr. O'Connor disclaims beneficial ownership.

(15) Represents shares of Common Stock subject to options exercisable within 60 days.

(16) Includes 819,486 shares of Common Stock held by executive officers and directors which are subject to vesting and repurchase in certain circumstances.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports provided to the Company and written representations that no other reports were required during, or with respect to, 1997, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been satisfied.

INDEPENDENT PUBLIC ACCOUNTANTS

    The accounting firm of Coopers & Lybrand L.L.P. served as the Company's independent public accountants during 1997 and is expected to continue to do so for fiscal year 1998. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting, will be given an opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

EXPENSES OF SOLICITATION

    The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy materials to their principals who are beneficial owners of Common Stock.

STOCKHOLDER PROPOSALS

    Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or before December 17, 1998 to be eligible for inclusion in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

    Any stockholder proposals (including recommendations of nominees for election to the Board of Directors) intended to be presented at the Company's 1999 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Exchange Act Rule 14a-8, must be received in writing at the principal executive office of the Company no later than March 6, 1999, nor prior to January 20, 1999, together with all supporting documentation required by the By-laws.

OTHER MATTERS

    The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR 1997 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO NATHANIEL DALTON, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, AFFILIATED MANAGERS GROUP, INC., TWO INTERNATIONAL PLACE, 23RD FLOOR, BOSTON, MASSACHUSETTS 02110.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                                       PROXY

                          AFFILIATED MANAGERS GROUP, INC.

           Two International Place, 23rd Floor, Boston, Massachusetts 02110

                               Proxy for Common Stock

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints William J. Nutt, Sean M. Healey and Nathaniel Dalton, and each of them, proxies with full power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Affiliated Managers Group, Inc. (the "Company"), to be held at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, 53 State Street, Boston, Massachusetts 02109 on Wednesday, May 20, 1998 at 10:00 a.m., Boston time, and at any adjournments or postponements thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting and any adjournments or postponements thereof. The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and the 1997 Annual Report to Stockholders.

                    CONTINUED, AND TO BE SIGNED, ON REVERSE SIDE

/X/ Please mark votes as in this example.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated, the undersigned's vote will be cast "FOR" each of the nominees for director of the Company named in the accompanying Proxy Statement. The undersigned's votes will be cast in accordance with the proxies' discretion on such other business as may properly come before the meeting or any adjournments or postponements thereof. PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

1.   Proposal to elect William J. Nutt, P. Andrews McLane, Richard E. Floor, W.
     W. Walker, Jr., John M. B. O'Connor and William F. Weld as directors of the Company, each for a one-year term to continue until the 1999 Annual Meeting of Stockholders and until the successor of each is duly elected and qualified.

  / /  FOR ALL      / / WITHHELD      / /_______________________________________
                        FROM ALL         Withheld as to the nominees noted above

2. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

For joint accounts, each owner         Signature:___________________Date _______
should sign.  Executors,
administrators, trustees,
corporate officers and others          Signature:___________________Date _______
acting in a representative
capacity should give full
title or authority.